                               AMENDMENT No. 1
                                    to the
                  AMENDED AND RESTATED DECLARATION OF TRUST
                                      of
                       OPPENHEIMER EMERGING GROWTH FUND

      This Amendment Number 1 is made as of January 12, 2006 to the Amended and Restated Declaration of Trust of Oppenheimer Emerging Growth Fund (the
"Trust"), dated as of August 17, 2000, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

      WHEREAS, the Trustees established Oppenheimer Emerging Growth Fund as a trust fund under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under a Declaration of Trust dated March 1, 2000, as amended and restated as of August 17, 2000;

      WHEREAS, the Trustees, acting pursuant to Section 12 of ARTICLE NINTH, of the Trust's Amended and Restated Declaration of Trust, desire to change the registered agent of the Trust as established under the Amended and
Restated Declaration of Trust;

      NOW, THEREFORE, the Trust's Amended and Restated Declaration of Trust
is amended as follows:

      Article FIRST of the Trust's Amended and Restated Declaration of Trust
is amended by changing the registered agent as follows:

           The Registered Agent for Service of Process is CT
      Corporation System, 101 Federal Street, Boston, MA 02110.

      Acting pursuant to Section 12 of ARTICLE NINTH, the undersigned has signed this amendment by and on behalf of the Trustees.

                                    Oppenheimer Emerging Growth Fund

                                    /s/ Phillip S. Gillespie
                                    Phillip S. Gillespie,
                                    Assistant Secretary